Financial Statements of

QUEST MANAGEMENT CORP.

                                        Three months ended December 31, 2002 and 2001 (unaudited)

Years ended September 30, 2002, 2001 and 2000

AUDITORS' REPORT

To the Board of Directors

Quest Management Corp.

We have audited the balance sheet of Quest Management Corp. as at September 30, 2002 and 2001 and the statements of operations and retained earnings and cash flows for each of the years in the three-year period ended September 30, 2002.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2002 and 2001 and the results of its operations and cash flows for each of the years in the three-year period ended September 30, 2002 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Vancouver, Canada

October 17, 2002

QUEST MANAGEMENT CORP.

Balance Sheets

	December 31,	September 30,	September 30,
	2002	2002	2001

	(unaudited)

Assets

Current assets:
Cash and cash equivalents	$893,533	$871,050	$192,265
Accounts receivable (note 4(c))	37,209	102,615	109,111
Income taxes receivable	-	12,999	17,198
Prepaid expenses	4,481	-	-

	935,223	986,664	318,574

Deposit for rental lease	30,000	30,000	30,000

Future income taxes	2,651	2,651	-

Investments in related companies (note 4(b))	220,666	124,818	-

Equipment and leasehold improvements (note 3)	70,144	68,215	94,528

	$1,258,684	$1,212,348	$443,102

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities
(note 4(c))	$32,125	$36,930	$21,542
Income taxes payable	16,270	-	-
Due to parent (note 4(a))	600,000	610,586	-

	648,395	647,516	21,542

Shareholders’ equity:
Share capital (note 5)	20	20	20
Retained earnings	610,269	564,812	421,540

	610,289	564,832	421,560

	$1,258,684	$1,212,348	$443,102

Nature of operations (note 1)
Commitments and contingency (note 7)
Subsequent event (note 8)

See accompanying notes to financial statements.

Approved on behalf of the Board:

Signed: Brian E. Bayley Director

Signed: A. Murray Sinclair  Director

QUEST MANAGEMENT CORP.

Statements of Operations and Retained Earnings

	Three months ended
	December 31,		Years ended September 30,

	2002	2001	2002	2001	2000

	(unaudited)

Revenues:
Management fees
charged to related
parties (note 4(c))	$233,500	$207,250	$851,800	$665,874	$708,750
Interest	6,235	974	13,231	11,259	10,618

	239,735	208,224	865,031	677,133	719,368

Expenses:
Accounting and audit	-	-	8,750	6,000	5,515
Amortization	6,913	6,721	27,076	24,760	24,357
Bad debts	-	-	-	6,707	2,792
Insurance	1,494	1,092	4,368	5,332	3,200
Interest (note 4(a))	10,434	-	25,085	-	-
Legal	-	-	-	767	291
Office supplies and services	9,251	7,735	28,505	36,441	17,447
Rent	22,704	22,704	92,297	75,590	84,223
Salaries and benefits	109,451	98,870	423,945	401,668	382,348
Telephone and fax	2,511	3,208	11,391	16,266	14,997
Travel	2,250	2,250	9,000	3,202	6,290

	165,008	142,580	630,417	576,733	541,460

Earnings before income taxes	74,727	65,644	234,614	100,400	177,908

Provision for (recovery of)
income taxes:
Current	29,270	24,959	93,993	18,153	35,449
Future	-	(1,466)	(2,651)	(375)	(2,925)

	29,270	23,493	91,342	17,778	32,524

Net earnings	45,457	42,151	143,272	82,622	145,384

Retained earnings,
beginning of period	564,812	421,540	421,540	338,918	193,534

Retained earnings,
end of period	$610,269	$463,691	$564,812	$421,540	$338,918

See accompanying notes to financial statements.

QUEST MANAGEMENT CORP.

Statements of Cash Flows

	Three months ended
	December 31,		Years ended September 30,

	2002	2001	2002	2001	2000

	(unaudited)

Cash provided by (used for):

Operations:
Net earnings	$45,457	$42,151	143,272	$82,622	$145,384
Items not involving cash:
Amortization	6,913	6,721	27,076	24,760	24,357
Future income taxes	-	(1,466)	(2,651)	(375)	(2,925)

	52,370	47,406	167,697	107,007	166,816
Changes in non-cash
working capital items:
Accounts receivable	(30,442)	(52,135)	(118,322)	(69,753)	43,712
Income taxes receivable/
payable	29,269	17,198	4,199	(11,198)	(47,211)
Prepaid expenses	(4,481)	(3,276)	-	1,066	3,200
Accounts payable and
accrued liabilities	(4,805)	15,866	15,388	(2,715)	(40,469)

	41,911	25,059	68,962	24,407	126,048

Investments:
Purchase of equipment
and leasehold
improvements	(8,842)	(413)	(763)	(70,820)	(5,549)
Deposit for rental lease	-	-	-	(30,000)	-

	(8,842)	(413)	(763)	(100,820)	(5,549)

Financing:
Due to related parties	(10,586)	-	610,586	-	(3,663)

Increase (decrease) in cash	22,483	24,646	678,785	(76,413)	116,836

Cash, beginning of period	871,050	192,265	192,265	268,678	151,842

Cash, end of period	$893,533	$216,911	871,050	$192,265	$268,678

Supplementary information:
Cash amount of payments
made (received):
Interest paid	$21,020	$-	$14,499	$-	$-
Interest received	(4,075)	(975)	(13,231)	(11,259)	(10,618)
Income taxes paid	-	-	90,000	35,351	82,660
Non-cash operating and
investing activities:
Portion of accounts
receivable to be received
in shares of related
companies (note 4(b))	95,848	-	124,818	-	-

See accompanying notes to financial statements.

QUEST MANAGEMENT CORP.

Notes to Financial Statements

Three months ended December 31, 2002 and 2001 (unaudited)

Years ended September 30, 2002, 2001 and 2000

1.	Nature of operations:
The Company was incorporated under the Company Act (British Columbia) on December 10, 1996. To September 30, 2001, its principal business activity consisted of providing consulting, management and certain administrative services to various companies, with a focus on ensuring that client companies are in compliance with all regulatory filings and administrative requirements. In October 2001, following the completion of the business combination with Arapaho Capital Corp. (“Arapaho”) (note 4(a)), the Company indicated that it intends to expand its business activities to include the business of reorganizing public companies which have been unable to achieve their intended business objectives and will benefit from a reorganization of their affairs.

To December 31, 2002, substantially all of the Company’s revenue and accounts receivable are from companies related by virtue of common directors, based on management agreements between the Company and each of the related parties (see note 4(c)). These agreements generally have a term of two years and provide for monthly fees.

2.	Significant accounting policies:
	(a)	Investments in related companies: Investments in related companies (note 4(b)) are carried at cost less any provision for impairment in value.
(b)	Equipment and leasehold improvements:
Equipment and leasehold improvements are recorded at cost less accumulated amortization. Amortization on equipment is provided over their estimated useful lives on a declining balance basis at the following annual rates:

Assets	Rate

Office furniture and equipment	20%
Computer equipment	40%

The costs of leasehold improvements are amortized over the five year term of the lease.

QUEST MANAGEMENT CORP.

Notes to Financial Statements

Three months ended December 31, 2002 and 2001 (unaudited)

Years ended September 30, 2002, 2001 and 2000

2.	Significant accounting policies (continued):
(c)	Future income taxes:
The Company accounts for income taxes using the asset and liability method as provided in Section 3465 of the Canadian Institute of Chartered Accountants Handbook (“Section 3465”). Under the asset and liability method of Section 3465, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences). Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period in which the change is substantively enacted. The amount of future tax assets recognized is limited to the amount of the benefit that is more likely than not to be realized.

(d)	Recognition of revenue:

The Company accrues management fee revenue on a monthly basis. The Company recognizes revenue from the provision of services on a straight-line basis over the term of the agreement, which is in relation to the work performed, pursuant to the terms of the management agreements with each of its related parties. Cash received in advance of meeting the revenue recognition criteria is deferred and included in current liabilities.

(e)	Measurement uncertainty:

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Significant areas requiring the use of management estimates include valuation of accounts receivable, recognition of revenues and determination of impairment of equipment. Actual results could differ from estimates used in the preparation of these financial statements.

	(f)	Comparative figures: Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

QUEST MANAGEMENT CORP.

Notes to Financial Statements

Three months ended December 31, 2002 and 2001 (unaudited)

Years ended September 30, 2002, 2001 and 2000

3. Equipment and leasehold improvements:

		Accumulated	Net book
December 31, 2002 (unaudited)	Cost	amortization	value

Office furniture and equipment	$43,286	$30,232	$13,054
Computer equipment	87,487	60,620	26,867
Leasehold improvements	46,587	16,364	30,223

	$177,360	$107,216	$70,144

		Accumulated	Net book
September 30, 2002	Cost	amortization	value

Office furniture and equipment	$43,286	$29,341	$13,945
Computer equipm ent	78,645	56,985	21,660
Leasehold improvements	46,587	13,977	32,610

	$168,518	$100,303	$68,215

		Accumulated	Net book
September 30, 2001	Cost	amortization	value

Office furniture and equipment	$42,873	$25,906	$16,967
Computer equipment	78,295	42,661	35,634
Leasehold improvements	46,587	4,660	41,927

	$167,755	$73,227	$94,528

4.	Related party transactions:
(a)	Transactions with Arapaho, the Company’s parent:
Effective October 30, 2001, the Company completed a share exchange agreement with Arapaho, a capital pool company listed on the TSX Venture Exchange that had shareholders, directors and officers in common with the Company, whereby the Company’s shareholders obtained 1,500,000 common shares of Arapaho in exchange for 100% of the issued and outstanding shares of the Company. Although the Company became a wholly owned subsidiary of Arapaho, this transaction has been accounted for as a reverse takeover, as the Company’s former shareholders obtained control of Arapaho through the share exchange.

Effective February 25, 2002, the Company borrowed $600,000 from Arapaho, which is evidenced by a promissory note that bears interest at 7% per annum. Interest is payable on June 30 and December 31 of each year and the principal is payable on demand.

QUEST MANAGEMENT CORP.

Notes to Financial Statements

Three months ended December 31, 2002 and 2001 (unaudited)

Years ended September 30, 2002, 2001 and 2000

4.	Related party transactions (continued):
(b)	Investments in related companies:
At December 31, 2002, the Company had accounts receivable from Goodfellow Resources Ltd. ("Goodfellow") in the amount of $82,745 (unaudited) (September 30, 2002 - $71,442; 2001 - nil), accounts receivable from Upland Resource Corporation ("Upland") in the amount of $64,838 (unaudited) (September 30, 2002 - $53,376; 2001 - nil), accounts receivable from Cypress Hills Resource Corp. (“Cypress”) (formerly Arlington Oil and Gas Ltd.) in the amount of $60,908 (unaudited) (September 30, 2002 - $49,727; 2001 - nil) and accounts receivable from Torque Energy Inc. ("Torque") in the amount of $12,174 (unaudited) (September 30, 2002 - $6,494; 2001 - nil), all of which are companies with common directors.

In December 2002, the Company agreed, subject to regulatory approval, to settle the balance receivable from Goodfellow at that time for common shares of Goodfellow at a price of $0.10 per share and the Company agreed to settle the balance rec eivable from Upland at that time for common shares of Upland at a price of $0.1125 per share, in accordance with the policies of the TSX Venture Exchange.

As the Company expects to settle these amounts receivable with shares of related companies instead of cash, the Company has presented these amounts receivable as non-current assets at September 30, 2002.

At December 31, 2002, the boards of directors of each of Cypress and Torque resolved, subject to regulatory approvals, that the balances payable to the Company be paid with shares of Cypress or Torque, as the case may be, at the market price at the time application is made to the regulatory authorities for approval of these shares for debt transactions.

As the Company expects to settle these amounts receivable with shares of related companies instead of cash, the Company has presented these amounts receivable, in addition to the amounts receivable from Goodfellow and Upland, as non-current assets at December 31, 2002.

(c)	Other related party transactions:

During the three months ended December 31, 2002, the Company charged companies with common directors a total of $233,500 (unaudited) (three months ended December 31, 2001 -$207,250 (unaudited); year ended September 30, 2002 - $851,800; 2001 - $665,874; 2000 -$708,750) of management fees for administrative and consulting services performed, of which $37,209 (unaudited) (September 30, 2002 - $102,615; 2001 - $109,111), net of $39,750 (unaudited) (September 30, 2002 - $49,250; 2001 - $38,050) advanced for these services, is included in accounts receivable at December 31, 2002, and $220,666 (unaudited) (September 30, 2002 - $124,818; 2001 - nil), net of $13,250 (unaudited) (September 30, 2002 - $3,750; 2001 - nil) advanced for those services, is included in investments in related companies at December 31, 2002 (note 4(b)). Included in accounts payable and accrued liabilities at December 31, 2002 is $11,750 (unaudited) (September 30, 2002 - $11,750; 2001 - $7,950) advanced by these related companies under the terms of their respective management agreements.

QUEST MANAGEMENT CORP.

Notes to Financial Statements

Three months ended December 31, 2002 and 2001 (unaudited)

Years ended September 30, 2002, 2001 and 2000

5.	Share capital: The Company has 10,000,000 common shares without par value authorized, with 200 common shares issued.
6.	Financial instruments:
At December 31, 2002 (unaudited), September 30, 2002 and 2001, the fair values of the Company’s cash, accounts receivable and accounts payable and accrued liabilities approximate their carrying amounts due to the short-term maturity of these financial instruments. The fair value of the Company’s investments in related companies as at December 31, 2002 (unaudited) and September 30, 2002, approximates its carrying amount as a result of the transactions proposed to occur subsequent to December 31, 2002 (note 4(b)). The fair value of the amount due to parent as at December 31, 2002 (unaudited) and September 30, 2002 is not readily determinable due to the related party nature of such amount and the absence of a secondary market for such instruments.

7.	Commitments and contingency:
The Company rents office space and office equipment under long-term operating leases with minimum payments, including operating costs and property taxes based on the 2002 amount, due in each of the next four fiscal years of approximately the following amounts:

Year ended September 30:

2003	$73,000
2004	94,000
2005	91,000
2006	61,000

$319,000

During 2002, the Company, jointly with two other companies related by common directors, entered into a five-year lease agreement for office space in the office building currently under lease by the Company. Minimum annual payments, including operating costs and property taxes based on the 2002 amount, are approximately $148,000. At December 31, 2002, the two other companies currently occupy the office space and make the payments required under the lease agreement. However, as a party to this agreement, the Company is contingently liable for any amounts due under the lease agreement should the two other companies default on their obligations.

QUEST MANAGEMENT CORP.

Notes to Financial Statements

Three months ended December 31, 2002 and 2001 (unaudited)

Years ended September 30, 2002, 2001 and 2000

8.	Subsequent event:
Subsequent to December 31, 2002, the Company's parent, Arapaho, executed a letter of agreement providing for a reorganization, subject to regulatory approval, of Viceroy Resource Corporation ("Viceroy"), Quest Investment Corporation ("Quest"), Avatar Petroleum Inc. ("Avatar") and Arapah o, by way of a statutory plan of arrangement (the “Plan of Arrangement") under the Company Act (British Columbia). Viceroy and Quest have directors in common with the Company under the terms of the Plan of Arrangement, Viceroy will acquire all of the shares of each of Avatar, the Company and Quest, by way of three separate share exchanges, in exchange for shares of Viceroy. Viceroy will change its name to Quest Capital Corp. and will become a publicly-listed merchant bank. Arapaho, as the sole shareholder of the Company, will receive 2,591,571 Viceroy Class A Shares, representing approximately 1% of the total Viceroy shares outstanding after completion of the Plan of Arrangement, in exchange for 100% of the common shares of the Company. If the Plan of Arrangement is not completed, other than if shareholders of any of the companies do not approve it, a break fee ranging from $150,000 to $300,000 is payable in the aggregate by the party failing to complete the Plan of Arrangement to the other non-defaulting parties.